Exhibit 10.14

55 Cambridge Parkway, Suite 100 Cambridge, MA 02142 www.akceatx.com

December 5, 2015

Louis O’Dea

566 Main Street

Hingham, MA 02043

Dear Louis,

It is my pleasure to extend to you an offer to join Akcea Therapeutics, Inc., a wholly owned subsidiary of Isis Pharmaceuticals, Inc., as an Executive Vice President and Chief Medical Officer reporting to me. In this position, you will receive an annual salary of $415,000 and be eligible for an increase in base pay to $450,000 following Akcea’s IPO but no earlier than 1/1/2017. You are also eligible for an incentive bonus targeted at 40% of your base salary under our current Management by Objectives (MBO) program. Your first MBO bonus will be prorated based on your hire date.

In addition, you will receive a one-time signing bonus of $40,000 which will be made payable to you with your first paycheck. One hundred percent (100%) of this bonus will be paid back to Akcea should you voluntarily leave prior to your 1 year anniversary,

As additional incentive, the management of Isis Pharmaceuticals Inc. will grant you stock options as follows:

(1) promptly following Akcea’s Series A Financing, you will receive a stock option to purchase the number of shares of Akcea’s common stock equal to 2% of Akcea’s stock following the financing. The exercise price will be equal to the fair market value of Akcea’s common stock on the date of grant. The Akcea options will vest over a four-year period with a vesting commencement date equal to your original date of hire and will be issued under, and subject to, the terms of Akcea’s equity incentive plan.

(2) an option to purchase 60,000 shares of Isis common stock. The exercise price for the Isis options will be the fair market value on your first day of employment. The Isis options will be non-qualified options and vest over a four-year period with a vesting commencement date equal to your original date of hire; provided the Isis options will only become exercisable if by June 30, 2017 (i) Akcea has not completed an initial public offering or been acquired, and (ii) you forfeit your equity awards in Akcea including any stock issued under such awards. In addition, the Isis options will expire and automatically terminate upon the earlier of, (a) 90 days following your discontinued service with Isis and Akcea, (b) the date Akcea completes its initial public offering, (c) the closing of acquisition of Akcea, and (d) the seventh anniversary of your original date of hire. The Isis options will be issued under and subject to the terms of Isis’ 2011 Equity Incentive Plan.

You will have the opportunity to participate in our employee benefits program. Your vacation will begin accruing at the rate of 3 weeks per year based on your anniversary date. Please feel free to contact Shannon Devers at (760) 603-3848 if you have any questions.

Please sign below and return the original as soon as possible if you accept this offer and the terms herein. You may retain the enclosed signed copy for your records. We are anticipating a start date of January 18, 2016.

Sincerely,

/s/ Paula Soteropoulos
Paula Soteropoulos
President and Chief Executive Officer

Accepted and agreed:

/s/ Louis O’Dea	December 8, 2015	January 18, 2016
Louis O’Dea	Date Signed	Start Date